Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alamo Group Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-204169, 333-174755, 333-88454, and 333-143216 on Form S-8 and registration statement No. 333-180049 on Form S-3, of Alamo Group Inc. of our reports dated March 4, 2016, with respect to the consolidated balance sheets of Alamo Group Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Alamo Group Inc.

/s/KPMG LLP
Houston, Texas
March 4, 2016